As filed with the Securities and Exchange Commission on November 20, 2018.

Registration No. 333-223884

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYTODYN INC.

(Exact name of registrant as specified in its charter)

Delaware	83-1887078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(Address of Principal Executive Officers)(Zip code)

CYTODYN INC. 2012 EQUITY INCENTIVE PLAN

(Full title of the plan)

Michael D. Mulholland

Chief Financial Officer

CytoDyn Inc.

1111 Main Street, Suite 660

Vancouver, Washington 98660

(Name and address of agent for service)

(360) 980-8524

(Telephone number, including area code, of agent for service)

Copies to:

Michael J. Lerner, Esq.

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Tel: (212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

As previously reported in the Form 8-K12G filed November 19, 2018, on November 16, 2018, CytoDyn Inc. (formerly Point NewCo Inc.), a Delaware corporation (“New CytoDyn” or the “Registrant”), CytoDyn Operations Inc. (formerly CytoDyn Inc.), a Delaware corporation (“Old CytoDyn”), ProstaGene, LLC, a Delaware limited liability company (“ProstaGene”) and Richard G. Pestell, M.D., Ph.D. consummated the purchase and sale of substantially all of the assets and rights, and the assumption of certain obligations and liabilities, associated with ProstaGene (the “ProstaGene Transaction”). The ProstaGene Transaction was consummated pursuant to the Transaction Agreement, dated as of August 27, 2018, among Old CytoDyn, New CytoDyn (then a wholly-owned subsidiary of Old CytoDyn), Point Merger Sub Inc., a Delaware corporation and then a wholly-owned subsidiary of New CytoDyn, ProstaGene, and, solely with respect to certain provisions thereof, Dr. Pestell.

As part of the ProstaGene Transaction, on November 16, 2018, Old CytoDyn effected a holding company reorganization under Section 251(g) of the Delaware General Corporation Law (the “Holding Company Reorganization”), pursuant to which Merger Sub was merged with and into Old CytoDyn, with Old CytoDyn surviving as a wholly-owned subsidiary of New CytoDyn. New CytoDyn changed its name from “Point NewCo Inc.” to “CytoDyn Inc.” and Old CytoDyn changed its name from “CytoDyn Inc.” to “CytoDyn Operations Inc.” In connection with the Holding Company Reorganization, all of the outstanding capital stock of the Company (including any convertible debt, warrants, options, or other rights to acquire the same) was converted automatically, on a share-for-share basis, into equivalent capital stock of New CytoDyn (and rights to acquire the same).

This Post-Effective Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the adoption by New CytoDyn of the registration statement, File No. 333-223884, filed by Old CytoDyn with the Securities and Exchange Commission (the “Commission”) on March 23, 2018. That registration statement covers 10,000,000 shares of common stock available to be granted under or issuable pursuant to the CytoDyn Inc. 2012 Equity Incentive Plan, as amended (the “Plan”).

In accordance with Rule 414, New CytoDyn, as the successor issuer, expressly adopts that registration statement (as adopted by this Post-Effective Amendment, the “Registration Statement”) as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Registration fees were paid at the time of filing the original registration statement.

All of the securities to which the Registration Statement relates are the securities of New CytoDyn, as the successor issuer to Old CytoDyn, pursuant to the above.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION

The documents containing the information required by Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of the Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The documents incorporated by reference in Item 3 of Part II of the Registration Statement are available to participants in the Plan, without charge, upon written or oral request, and they are also incorporated by reference in the Section 10(a) prospectus described in Item 1 above. Any such requests should be directed to the registrant at the address and telephone number listed on the cover page of the Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. This Registration Statement incorporates herein by reference the following documents, which have been filed with the Commission by the registrant:

(a) Annual Report on Form 10-K for the fiscal year ended May 31, 2018, filed with the Commission on July 27, 2018, as amended by Amendment No. 1 to the Annual Report on Form 10-K/A, filed with the Commission on September 28, 2018;

(b) Quarterly Report on Form 10-Q for the quarter ended August 31, 2018, filed with the Commission on October 9, 2018;

(c) Current Reports on Form 8-K filed with the Commission on June 7, 2018, June 15, 2018, June 22, 2018, June 27, 2018, July 12, 2018, August 13, 2018, August 23, 2018, August 28, 2018, September 4, 2018, September 12, 2018, September 20, 2018, October 4, 2018, October 12, 2018, October 18, 2018, November 5, 2018, November 9, 2018 and November 19, 2018, and;

(d) The description of the registrant’s capital stock, contained in Amendment No. 1 to the registrant’s Registration Statement on Form S-4 (File No. 333-227936) filed on November 13, 2018, including all material incorporated by reference therein and any subsequently filed amendments and reports updating such description.

All documents filed with the Commission by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Pursuant to Rule 12g-3(a) of the Exchange Act, New CytoDyn is the successor issuer with respect to the above documents in items (a) through (c) previously filed by Old CytoDyn with the Commission and incorporated by reference herein. Any statement contained in this Registration Statement, in any amendment hereto or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed supplement to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The registrant is a Delaware corporation subject to the applicable indemnification provisions of the Delaware law, including the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL authorizes a corporation to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, although in the case of proceedings brought by or on behalf of the corporation, such indemnification is limited to expenses and is not permitted if the individual is adjudged liable to the corporation (unless the Delaware Court of Chancery or the court in which such proceeding was brought determines otherwise in accordance with the DGCL).

Section 102 of the DGCL authorizes a corporation to limit or eliminate its directors’ liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (1) breaches of the duty of loyalty, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violations of law, (3) unlawful payments of dividends, stock purchases or redemptions or (4) transactions from which a director derives an improper personal benefit.

The registrant’s certificate of incorporation and by-laws contains provisions protecting its directors and officers to the fullest extent permitted by Sections 102 and 145 of the DGCL.

Section 145 of the DGCL also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against certain liabilities asserted against and incurred by such person in any such capacity, or arising out of such person’s status as such. The registrant maintains liability insurance covering its directors and officers for claims asserted against them or incurred by them in such capacity.

The registrant has entered into agreements to indemnify its directors and officers to the maximum extent allowed under Delaware law. These agreements, among other things, indemnify the registrant’s directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in the registrant’s right, on account of any services undertaken by such person on behalf of the registrant or that person’s status as a member of the registrant’s board or directors.

The registrant also maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended, that might be incurred by any director or officer in his capacity as such.

The foregoing is only a general summary of certain aspects of Delaware law and the registrant’s amended and restated certificate of incorporation and amended and restated bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Sections 145 and 102(b) of the DGCL and the registrant’s amended and restated certificate of incorporation and amended and restated bylaws.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

The exhibits accompanying this registration statement are listed on the accompanying exhibit index.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Certificate of Incorporation of CytoDyn Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K12G3 filed on November 19, 2018)

4.2	Amended and Restated Bylaws of CytoDyn Inc. (incorporated by reference to Exhibit 3.2 to the Form 8-K12G3 filed on November 19, 2018)

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Form 8-K12G3 filed September 1, 2015)

5.1	Opinion of Lowenstein Sandler LLP*

23.1	Consent of Warren Averett, LLC.*

23.2	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included in this Registration Statement under “Signatures”)

99.1	Amended and Restated CytoDyn Inc. 2012 Equity Incentive Plan (the “2012 Plan”) (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8 filed March 23, 2018)

99.2	Form of Stock Option Award Agreement for Employees under the 2012 Plan (incorporated by reference to Exhibit 10.8 to the Registrant’s Annual Report on Form 10-K filed August 29, 2013)

99.3	Form of Stock Option Award Agreement for Non-Employee Directors under the 2012 Plan (incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K filed August 29, 2013)

99.4	Transaction Agreement, dated as of August 27, 2018, by and among CytoDyn Inc., Point NewCo Inc., Point Merger Sub Inc., ProstaGene, LLC and Richard G. Pestell, M.D., Ph.D. (incorporated by reference to Exhibit 2.1 to the Form 8-K filed on August 28, 2018)

*	Filed herewith.

ITEM 9.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, on November 19, 2018.

CYTODYN INC.

By:	/s/ Michael D. Mulholland
Michael D. Mulholland Chief Financial Officer

KNOW ALL BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Nader Z. Pourhassan and Michael D. Mulholland, and each of them singly, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nader Z. Pourhassan, Ph.D. Nader Z. Pourhassan, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2018

/s/ Michael D. Mulholland Michael D. Mulholland	Chief Financial Officer (Principal Financial and Accounting Officer)	November 19, 2018

/s/ Anthony D. Caracciolo Anthony D. Caracciolo	Director	November 19, 2018

/s/ Carl C. Dockery Carl C. Dockery	Director	November 19, 2018

/s/ Gregory A. Gould Gregory A. Gould	Director	November 19, 2018

/s/ Scott A. Kelly, M.D. Scott A. Kelly, M.D.	Director	November 19, 2018

/s/ Michael A. Klump Michael A. Klump	Director	November 19, 2018

/s/ Jordan G. Naydenov Jordan G. Naydenov	Director	November 19, 2018

/s/ Richard G. Pestell Richard G. Pestell	Director	November 19, 2018